Exhibit 4.50

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Dated	16 July	2013

* * * LIMITED

- and -

G W PHARMA LIMITED

LEASE

- relating to -

Premises on the Ground Floor of the

* * *

* * *

Ref: FWS/5463-48

Particulars

H M Land Registry

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Thomson Snell & Passmore, 3 Lonsdale Gardens, Tunbridge Wells, * * * TN1 1NX

Title Number

Administrative Area

Date	16 July	2013

1.                                                Parties:

(1)                                           * * * (Company Registration Number * * *) whose registered office is at * * *

* * * (Landlord)

(2)                                           G W Pharma Limited (Company Registration Number 3704998) whose registered office is at Porton Down Science Park Salisbury Wiltshire SP4 OJP (Tenant)

2.                                                Short Description of Premises

Premises on the Ground Floor of the Building (shown edged red on the plan annexed hereto and as more particularly described in the First Schedule hereto)

3.                                                Term

A Term of years commencing on 1 March 2013 and expiring on 31 December 2017.

4.                                                Rent

£155,250 per annum being apportioned as hereinafter set out.

5.                                                Rent Commencement Date

The date hereon

6.                                                Permitted Use

The operation of the CO2 Plant with ancillary office use.

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THIS LEASE made Between the Parties named in the Particulars

Witnesses as follows:

1.                                                DEFINITIONS

The terms defined in this clause and in the Particulars shall for the purposes of this Lease (unless the context otherwise requires) have the following meanings and terms used but not defined in this clause shall have the meanings ascribed to them in clause 3 of Schedule 3

Break Date	31 December 2016 or any date thereafter.

Break Notice	written notice to terminate this lease specifying the Break Date.

Building	the building of which the Premises form part known as the * * * Building * * * together with any approach roads forecourt grounds parking areas and all boundary walls and fences

CO2 Plant

the carbon dioxide extraction equipment belonging to the Tenant now situate at the Premises together with any spare and replacement parts brought on to the Premises by the Tenant for the sole purpose of the operation of such carbon dioxide extraction equipment

Common Parts

those parts of the Building which are not included in this Lease and which are not demised to any other tenant the use and benefit of which is common to the Tenant and the Landlord as hereinafter specified

Force Majeure

any circumstance beyond the reasonable control of the Landlord including (but not limited to) fire flood earthquake wind war civil commotion explosion adverse weather conditions failure of plant machinery failure of computers or vehicles and labour disputes

Insured Risks

to the extent that such insurance may ordinarily be available for the Building the risk of loss or damage by fire storm tempest explosion and such other risks (subject to such excesses exclusions and limitations as the insurers may require) as the Landlord acting properly may reasonably determine

Interest

interest during the period from the date on which the payment is due to the date of payment both before and after any judgment (inclusive) at the rate of 4% per annum above the base rate for the time being of Royal Bank of Scotland plc or in the event of Royal Bank of Scotland plc ceasing to publish a base rate such other rate of interest as is in the reasonable opinion of the

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Landlord an equivalent rate

Lease	this deed and any deed or document supplemental to this deed or in variation of this deed

Plan	means the Plan annexed hereto

Planning Acts

the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and any future or amending legislation of a similar nature

Premises

the property shortly described in clause 3 of the Particulars and more particularly defined in the First Schedule which shall include all additions alterations and improvements and all Landlord’s fixtures and fittings at any time in or on the Premises

Landlord’s Registration

the registration of the Landlord with the Environment Agency as a producer of hazardous waste under Registration Number * * * and any subsequent registrations which the Landlord is required or considers desirable to effect and maintain

Rent	the Rent and the Service Charge but the term “rents” includes the rents reserved in clause 3

Service Charge	The cost of electricity as consumed in the Premises once a separate electricity supply is in place to the Premises as provided by clause 6.1

Services	the Services provided by the Landlord to the Tenant as set out in Schedule 3

Service Media	all pipes drains sewers gutters watercourses wires cables ducts flues aerials cisterns tanks and all other conducting media and ancillary apparatus and all heating apparatus serving the Premises

Specified Person

means any employee agent representative adviser and contractor of the Tenant or any other person under the Tenant’s control who the Landlord has permitted in writing to have access to the Premises and the Common Parts

Tenant’s Licence	any licence granted to the Tenant by the Home Office of the Government of the United Kingdom pursuant to the Misuse of Drugs Act 1971 and Schedule 1 to the Misuse of Drugs Regulations 2001

VAT	value added tax and any other similar tax imposed in addition or substitution

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1954 Act	The Landlord and Tenant Act 1954

2.                                                INTERPRETATION

2.1                                         Where in this Lease the context so admits:

2.1.1                              “the Landlord” includes the reversioner for the time being immediately expectant on the determination of the Term

2.1.2                              “the Term” means the term granted by this Lease

2.2                                         Any reference to statutes statutory instruments rules orders and regulations or the like include (unless otherwise stated) any future re-enactments or modifications thereof and those made in substitution or replacement of any which are repealed and also include all instruments orders plans regulations permissions and directions for the time being made issued or given thereunder or deriving validity therefrom

2.3                                         Words importing one gender include the other genders

2.4                                         Any provisions in this Lease referring to the consent or approval of the Landlord shall be construed as also requiring the consent or approval of any mortgagee of the Landlord but nothing in this Lease shall be construed as implying that any obligation is imposed upon any mortgagee not unreasonably to refuse any such consent or approval

2.5

2.5.1                              all rights of entry or other rights or easements exercisable by the Landlord shall extend to include persons authorised by the Landlord and his surveyors servants contractors licensees and work people with or without plant and appliances and materials

2.5.2                              all rights exercisable by the Tenant shall extend to include all persons authorised by the Tenant and their respective surveyors servants contractors licensees and work people with or without plant and appliances and materials

2.6                                         References to “the last year of the Term” include the last year of the Term if the Term shall determine otherwise than by effluxion of time and references to “the expiration/expiry of the Term” include such other determination of the Term

2.7                                         Reference to any clause sub-clause or Schedule shall mean a clause sub-clause or Schedule of this Lease

2.8                                        The details and descriptions appearing in the Particulars shall be included in this Lease and form part of this Lease and in the event of any discrepancy between the Particulars and any other part of this Lease such other part of this Lease shall prevail

2.9                                         The clause sub-clause and Schedule headings to this Lease are deemed not to form any part of this Lease and shall not affect the interpretation of this Lease in any way

3.                                                Demise and rents

3.1                                         In consideration of the rents reserved by this Lease and of the covenants on the part of the Tenant contained in this Lease the Landlord demises to the Tenant the Premises together with the rights specified in Part I of Schedule 2 except and reserved unto the Landlord the rights specified in Part II of Schedule 2 and all rights powers and privileges expressed to be conferred on or reserved to the Landlord under the provisions of this Lease to hold the Premises to the Tenant for the Term subject to all covenants restrictions and stipulations of whatever kind or nature which may affect or relate to the Premises yielding and paying to the Landlord during the Term:

3.1.1                              First the Rent specified in paragraph 5 of the Particulars such rent to be paid by equal monthly payments in advance on the               day of each month the first of the payments made on the date of this Lease

3.1.2                              Secondly the Service Charge quarterly in arrears

3.2                                         This Lease is made with full title guarantee

4.                                                Tenant’s covenants

The Tenant covenants with the Landlord:

4.1                                         Rents

4.1.1                              To pay the rents at the times and in manner as provided without any deduction abatement or set-off whatsoever

4.2                                         Repairs

To keep in good and substantial repair and condition the interior of the Premises and the Service Media in or exclusively serving the Premises (damage by the Insured Risks excepted save to the extent that payment of the insurance moneys shall be withheld by reason of any act or default of the Tenant or any undertenant or anyone at the Premises expressly or by implication with the Tenant’s authority)

4.3                                         Permit entry to inspect and give notice of and effect repairs

4.3.1                              to permit the Landlord at reasonable times and on reasonable notice (except in emergency) to enter upon and examine the state of repair and condition of the Premises and the Service Media and to give or leave on the Premises or at the last known address of the Tenant notice of all defects and wants of repair for which the Tenant is responsible under this Lease

4.3.2                              within 28 days after the giving of the notice or sooner if required and immediately in case of emergency to commence and proceed diligently with the carrying out of the works referred to in the notice and to complete the works as soon as possible after the giving of the notice

4.3.3                              if the Tenant makes default in the performance of the covenants relating to works of repair to permit the Landlord to enter the Premises and carry out the works and the cost of the works and all expenses incurred by the Landlord (including without limitation legal costs and surveyor’s fees) shall be paid by the Tenant on demand and in default be forthwith recoverable as a debt due from the Tenant together with Interest from the date of completion of the work to the date of payment by the Tenant

4.4                                         Permit entry for repair of adjoining premises

To permit the Landlord at reasonable times and on reasonable notice (except in emergency) to enter upon the Premises to execute repairs or alterations to any part of the Building the Landlord making good all damage caused to the Premises

4.5                                         Costs of Landlord

To pay to the Landlord on an indemnity basis all expenses fees charges costs expenses and disbursements incurred by the Landlord including but not limited to those payable to solicitors counsel architects surveyors and bailiffs out of or in connection with or incidental to:

4.5.1                              any steps taken in contemplation of or in connection with the preparation and service of a notice under the Law of Property Act 1925 Section 146 or proceedings under Sections 146 or 147 of that Act (notwithstanding in any such case that forfeiture is avoided otherwise than by relief granted by the Court) and in connection with every application for any consent made under this Lease whether or not consent is granted

4.5.2                              the service of all notices and schedules relating to wants of repair of the Premises and their use whether served during or after the expiration of the Term

4.5.3                              the collection and recovery of the rents and other money payable under this Lease which shall be in arrear (including without limitation the costs of any collection agency) or any action reasonably taken by or on behalf of the Landlord in order to prevent or procure the remedying of any breach of any covenant by the Tenant

4.6                                         Prohibitions relating to user

4.6.1                              not to do or permit or suffer to be done anything in or upon the Premises or any part which may be or become a nuisance or annoyance or cause damage to the Landlord or the owners or occupiers of the other property in the neighbourhood or any other part of the Building

4.6.2                              not to use the Premises for a sale by auction or for any noxious dangerous offensive or noisy trade or business or for any illegal or immoral act or purpose save as part of the Permitted Use

4.6.3                              not to suspend any heavy loads from the ceilings or main structure of the Premises nor to overload the floors or structure of the Premises

4.6.4                              not to permit any oil grease poisonous or noxious substance to be discharged into any Service Media serving the Premises

4.6.5                              not to damage or obstruct any areas over which the Tenant may have rights of access

4.6.6                              to ensure that there is no release at or from the Premises of anything likely to pollute or contaminate

4.6.7                              to comply with all reasonable requirements of the Landlord in relation to the operation and maintenance of the CO2 Plant

4.6.8                              not to permit any person who is not a Specified Person to gain access to the Premises or the Building

4.7                                         Comply with statutory notices and licences

4.7.1                              to comply with every statute and any notice or order from a government department or local public regulatory or other authority or Court that relates to the Premises the Service Media or any substance or article on the Premises or the CO2 Plant and the Tenant’s Licence

4.7.2                              to produce immediately to the Landlord a copy of any notice or order that is served on the Premises or the Tenant and that relates to the matters in the preceding sub-clause

4.7.3                              at the request of the Landlord to make or join with the Landlord in making any reasonable representations that the Landlord considers appropriate or otherwise contesting any proposal of a government department or local regulatory or other authority that relates to or includes the Premises and the CO2 Plant

4.7.4                              the Tenant shall comply with all laws and all requirements of the Landlord relating to:

(a)                        the Premises and the occupation and use of the Premises by the Tenant;

(b)                        the use of all Service Media and machinery and equipment at or serving the Premises including but not limited to the CO2 Plant;

(c)                         any works carried out at the Premises; and

(d)                        all materials used at kept at or disposed from the Premises.

4.7.5                              without prejudice to any obligation on the Tenant to obtain any consent or approval under this Lease the Tenant shall carry out all works that are required under any law to be carried out at the Premises insofar as it relates to the Tenant’s use or occupation of the Premises

4.7.6                              as soon as the Tenant becomes aware of any defect in the Premises or the CO2 Plant it shall give the Landlord notice of it.

4.7.7                              the Tenant shall indemnify the Landlord against any liability under the Defective Premises Act 1972 in relation to the Premises by reason of any failure of the Tenant to comply with any of the tenant covenants in this lease.

4.8                                         Planning etc.

4.8.1                              not to apply for any planning permission in respect of the Premises or any part

4.8.2                              at all times during the Term to comply in all respects with the provisions and requirements of the Planning Acts and of all consents permissions conditions and obligations (if any) granted or imposed or having effect under the Planning Acts so far as they respectively relate to or affect the Premises or any part or the CO2 Plant or any operations works acts or things already or after the date of this Lease to be carried out executed or done or omitted on the Premises or the use of the Premises for any purpose

4.8.3                              not to carry out or make any alteration or addition to the Premises or any change of use of the Premises (being an alteration or change of use which is prohibited under this Lease and for which a planning permission needs to be obtained)

4.8.4                              if and when called upon so to do to produce to the Landlord or the Landlord’s surveyor all plans documents and other evidence that the Landlord may reasonably require in order to be satisfied that the provisions of this clause or any parts of this clause have been complied with in all respects

4.8.5                              not to enter into any agreement or obligation with a local planning authority as a result of which the Premises or the Building shall become subject to any restriction of user or otherwise

4.8.6                              not to object to or obstruct any planning application made by the Landlord or on the Landlord’s behalf that may affect or relate to the Premises or the Building

4.9                                         Advertisements and displays

Not without the Landlord’s previous consent in writing to display any external sign or advertisement or erect any pole mast or dish on the Premises or any part of the Building

4.10                                  User

To use the Premises only for the Permitted Use stated in paragraph 7 of the Particulars and not to permit any person to sleep or reside there

4.11                                  Alterations or additions

Not to commit any waste make any alteration in or addition to the Premises or erect any new building or new structure on the Premises or make any alteration to the elevation or appearance of the Premises or to the Service Media serving the Premises

4.12                                  Alienation

Not to assign charge underlet or part with or share the possession or occupation of the whole or any part of the Premises or to execute any declaration of trust with regard to the whole or any part of the Premises

4.13                                  Inspection by Purchasers of Reversion

At all times throughout the Term to permit any prospective purchaser of the reversion expectant on the termination of this Lease and his advisers to inspect the Premises at reasonable times and on reasonable notice (provided that such person shall bear a letter of authority signed by or on behalf of the Landlord)

4.14

4.14.1                       Not to vitiate insurance

not to do or omit anything that could cause any policy of insurance on or in relation to the Premises or the Building to become void or voidable or which may render an increased or extra premium payable for the said insurance and to comply with all requirements and recommendations of the insurer and any fire officer

4.14.2                       To give notice of damage

in the event of the Premises the Building or any part being damaged or destroyed by any of the Insured Risks to give immediate notice to the Landlord and to pay to the Landlord on demand the amount of any excess which may be deducted or deductible by the insurers on any claim made by the Landlord in relation to the Premises or the Building

4.14.3                       To pay costs of rebuilding if insurance avoided

in the event of the Premises or any part or the Building or any part being damaged or destroyed by any of the Insured Risks and the insurance money under any policy of insurance effected by the Landlord pursuant to the Landlord’s obligations in this Lease being wholly or partly irrecoverable by reason solely or in part of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant’s authority then and in every case forthwith (in addition to the rents reserved by this Lease) to pay to the Landlord the whole or (as the case may be) the irrecoverable proportion of the amount of the insurance money so irrecoverable with Interest

4.15                                  Not to insure against Landlord’s risks

Not to insure in respect of any risks against which the Landlord has insured under the provisions contained in this Lease

4.16                                  Not to cause or allow anything which could expose the Landlord to penalties

Not to do or omit anything in or about the Premises or any premises used for the purposes of but not comprised in the Premises whereby the Landlord may become exposed to the liability to pay any penalty damages compensation costs charges or expenses

4.17                                  Indemnities

To be responsible for and keep the Landlord fully indemnified against liabilities in respect of all losses damages actions proceedings claims demands costs and expenses of whatsoever nature arising in any way directly or indirectly out of:

4.17.1                       the repair state of repair or condition of the Premises and the CO2 Plant for which the Tenant is liable under the covenants contained in this Lease

4.17.2                       any act omission or default of the Tenant the Tenant’s underlessees or respective agents servants invitees or licensees including any Specified Person

4.17.3                       the user of the Premises and the CO2 Plant

4.17.4                       anything after the date of this Lease attached by the Tenant to or on the Premises

4.17.5                       any breach by the Tenant of any covenants on the part of the Tenant or any condition contained in this Lease including without prejudice to the generality of the foregoing the Tenant’s obligations under the Asset Sale and Purchase Agreement

4.17.6                       without prejudice to the generality of the foregoing any breach by the Tenant of the terms of the Tenant’s Licence or of any other Licences required or otherwise subsisting for the operation of the CO2 Plant

4.18                                  Regulations

To comply with all reasonable regulations made by the Landlord from time to time for the management of the Building and any rights granted to the Tenant hereunder

4.19                                 Payment of money owing

If the Tenant fails to pay to the Landlord any of the rents and/or other sums becoming payable by the Tenant to the Landlord pursuant to this Lease on the date or dates upon which the same fall due for payment then in addition to any rents and/or other sums to pay to the Landlord by way of further rent Interest calculated from the date or dates upon which the payment fell due until the date or dates of actual payment

4.20                                  VAT

4.20.1                       To pay by way of additional rent and indemnify the Landlord against any VAT that may be chargeable on the rents or any part thereof or any other payment made by the Tenant under this Lease in addition to the rent or other payment

4.20.2                       Whenever the Tenant has agreed in this Lease to reimburse the Landlord for a payment made by the Landlord to reimburse the Landlord in addition for any VAT paid by the Landlord on that payment unless the VAT is recovered by the Landlord

4.21                                  Notification of keyholder and burglar alarm codes

To ensure that at all times the Landlord has written notice of:

4.21.1                       the name address and telephone number of at least one keyholder of the Premises and of any Specified Person;

4.21.2                       all security and pass codes for any burglar alarm system at the Premises.

4.22                                  Defective premises

Forthwith upon becoming aware of the same to give notice in writing to the Landlord of any defect in the state of the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the provisions of this Lease or the duty of care imposed on the Landlord under the Defective Premises Act 1972 and at all times to display and maintain all necessary notices which the Landlord may from time to time require to be displayed at the Premises

4.23                                  To yield up

To yield up the Premises at the expiration of the Term with vacant possession and in repair and decorative order and condition in accordance with the Tenant’s covenants contained in this Lease and to remove the CO2 Plant and the Tenant’s fixtures and fittings and all service media specifically and solely related to the CO2  Plant (if requested by the Landlord) and make good immediately any damage caused by the removal

4.24                                 Release of Landlord

The Tenant will not unreasonably withhold or delay consent to a request made by the Landlord in accordance with Section 8 of the Landlord and Tenant (Covenants) Act 1995 for a release from the covenants on the part of the Landlord contained in this Lease to the extent (if any) that such covenants continue to bind the Landlord after assigning the reversion

5.                                                Landlord’s covenants

The Landlord covenants with the Tenant:

5.1                                         Quiet enjoyment

That the Tenant may peaceably enjoy the Premises during the Term without any lawful interruption by the Landlord or any person or persons rightfully claiming under or in trust for the Landlord

5.2                                         Insurance

5.2.1                              At the Landlord’s expense, to keep the Premises (unless the insurance is rendered void by an act or omission of the Tenant or anyone at the Premises expressly or by implication with the Tenant’s authority including any Specified Person) insured against loss or damage by the Insured Risks so far as such insurance may ordinarily be effected for amounts which the Landlord shall from time to time be advised as representing the cost of reinstatement of the Premises (including professional fees debris removal and site clearance and the cost of any work which might be required by or by virtue of any Act of Parliament) and four years’ loss of rent

5.2.2                              To produce to the Tenant on 14 days’ notice reasonable evidence of the terms of the policy maintained by the Landlord and the receipt for the last premium payable for it

5.2.3                              In the event of the Premises being destroyed or damaged by any of the Insured Risks subject to having obtained all appropriate consents under the Planning Acts or otherwise to lay out money received by the Landlord under the policy of insurance (except money received in respect of loss of rent) in rebuilding or reinstating the Premises provided that the Landlord shall not be under an obligation to rebuild or reinstate the Premises in the form which existed before the date of the destruction or damage provided that when reinstated the Premises are no less commodious for the Tenant’s purposes

6.                                                Landlord’s covenant relating to repair and service costs

Subject to the rents being paid by the Tenant the Landlord covenants with the Tenant as follows:

6.1                                         Electricity

At its own cost to install appropriate electricity meters in the Premises

6.2                                         Maintain services

To maintain in reasonable working order and repair all Service Media in under or upon the Building which serve the Premises but not those exclusively within and only serving the Premises

6.3                                         Provision of services

So far as practicable to perform the following services:

6.3.1                              to keep clean and reasonably well lit the Common Parts

6.3.2                              to maintain at all times during normal business hours an adequate supply of hot and cold water towels and soap and other appropriate supplies in the toilet accommodation (if any) situated in the Common Parts

6.3.3                              to supply maintain repair and renew as need be such fire-fighting equipment in the Common Parts as the Landlord may deem desirable or necessary or as may be required to be supplied and maintained by statute or by the fire authority for the district or by the Landlord’s insurers

6.3.4                              to provide the Services

provided always that:

(a)                        the Landlord may at the Landlord’s absolute discretion withhold add to extend vary or make any alteration in the rendering of any of the services mentioned in this clause from time to time if the Landlord at the Landlord’s absolute discretion deems it desirable so to do for the more efficient conduct and management of the Building save for the Services

(b)                        the Landlord shall not be liable to the Tenant for any defect or want of repair in respect of the items for which the Landlord covenants to repair in this clause unless the Landlord has had written notice of the defect or want of repair and had sufficient opportunity for remedying the same nor shall the Landlord be liable to the Tenant in respect of any obligation that is to be construed as falling within the ambit of any of the Tenant’s covenants in this Lease

(c)                         the Landlord shall not be liable to the Tenant to perform or observe the covenants on the Landlord’s part in this clause where breach is due to Force Majeure

(d)                        the Landlord shall not be liable to the Tenant for any defect or want of repair decoration reinstatement replacement or renewal either:

(i)                           to the extent that the works required to remedy it are carried out at the expense of the insurers or otherwise out of moneys arising under a policy or policies of insurance effected pursuant to this Lease or

(ii)                        if the cost of remedying the defect or want of repair decoration reinstatement replacement or renewal would have been recoverable under a policy or policies of insurance but for the policy or policies having been vitiated or voided in whole or in part by the act or default of any person for the time being in occupation of the Building

7.                                                Break Clause

7.1                                         Either the Landlord or the Tenant may terminate this lease by serving a Break Notice on the other party at any time on or after 30 June 2015.

7.2                                         A Break Notice served by the Tenant shall be of no effect if:

7.2.1                              it does not comply with the requirements of this clause; or

7.2.2                              at the Break Date the Tenant has not paid any part of the Annual Rent, or any VAT in respect of the Annual Rent, or any other payment due to have been paid on or before the Break Date; or

7.2.3                              at the Break Date vacant possession of the whole of the Property is not given to the Landlord.

7.3                                         Subject to clause 7.2, following service of a Break Notice this lease shall terminate on the Break Date.

7.4                                         Termination of this lease on the Break Date shall not affect any other right or remedy that either party may have in relation to any earlier breach of this lease.

7.5                                        The Break Notice shall not purport to terminate this lease in relation to any part as opposed to the whole of the Property.

7.6                                         Time shall be of the essence in respect of all time periods and limits in this clause.

7.7                                         The Tenant shall take all steps as may be necessary to terminate, before the Break Date, all underleases licences or other agreements deriving from this lease.

(i)

8.                                                Provisos agreements and declarations

Provided always and it is expressly agreed and declared as follows:

8.1                                         Forfeiture

8.1.1                              if the rents hereby reserved or any part thereof shall at any time be in arrear for 21 days after the same shall have become due (whether formally demanded or not) or

8.1.2                              if there shall be any breach non-performance or non-observance of any of the covenants and conditions on the part of the Tenant contained in this Lease and such breach is not remedied within a reasonable period after the Tenant has been given notice thereof by the Landlord or

8.1.3                              if the Tenant shall suffer any distress or other execution to be levied on the Premises or any part or any contents in the Premises or

8.1.4                              if a bankruptcy order or an administration order is made in respect of the Tenant or

8.1.5                              if a resolution is passed or an order is made for the winding-up of the Tenant or

8.1.6                              if a receiver or administrative receiver is appointed over the whole or any part of the property assets or undertaking of the Tenant  or

8.1.7                              if the Tenant is struck off the Register of Companies or is dissolved or otherwise ceases to exist under the laws of the country or state of its incorporation or

8.1.8                              if the Tenant is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986

8.1.9                              if the Tenant is in breach of clauses 3 or 5.1 to 5.3 (inclusive) of the Asset Sale and Purchase Agreement then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter into and upon the Premises or any part thereof in the name of the whole and to have again repossess and enjoy the Premises as in their former estate and thereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies of the Landlord in respect of any antecedent breach of any of the covenants or conditions contained in this Lease

8.2                                         Rent to be suspended if Premises damaged

If the Premises or any part are at any time during the Term damaged or destroyed by any one or more of the Insured Risks so as to be unfit for occupation or use and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of the policy moneys refused in whole or in part in consequence of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant’s authority (including any Specified Person) to the extent that it is insured in accordance with the provisions of this Lease the rent or a fair proportion according to the nature and extent of the damage sustained shall be suspended until the Premises have been rendered fit for occupation and use and any dispute regarding the cesser of rent shall be referred to the award of a single arbitrator to be appointed in default of agreement upon the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors in accordance with the Arbitration Act 1996

8.3                                         Termination on destruction

8.3.1                              If the Premises are at any time during the Term destroyed or substantially damaged by any of the Insured Risks so as to be unfit for occupation and use and the Premises have not been rebuilt or reinstated or made fit for occupation and use within nine months after the date of destruction or damage then the Landlord may serve not less than three months’ notice in writing to determine this Lease such notice to expire not earlier than one year after the date of the destruction or damage and if upon the expiration of such notice the Premises remain unfit for occupation this Lease shall absolutely determine but without prejudice to any antecedent right or claim arising under this Lease and still subsisting at the date of such notice

8.3.2                              In the event of such determination (or if the rebuilding or reinstatement of the Premises shall be prevented or frustrated by any cause whatsoever) the Landlord shall not be liable to rebuild or reinstate the Premises and the insurance money received by the Landlord in respect of the Premises and the loss of rent shall belong to the Landlord absolutely

8.4                                        Service of notices

A demand for payment notice or other document required or authorised to be served or given under this Lease shall be in writing and shall only be deemed to be sufficiently served:

8.4.1                              in the case of service on the Tenant if posted in an envelope addressed to the Tenant by first class registered or recorded delivery post at the Premises or (if the Tenant is a company) at the Tenant’s registered office as appears in this Lease or as last notified in writing to the Landlord (the Tenant to give notification to the Landlord as soon as practicable after any change of address of the Tenant’s registered office) or as revealed as being the Tenant’s current registered office by a company search (whether or not notified to the Landlord) or (whether or not the Tenant is a company) if left upon or attached to the Premises or some part and

8.4.2                              in the case of service on the Landlord if posted by first class registered or recorded delivery post in an envelope addressed to the Landlord at the Landlord’s registered office (if any) or at any other address which the Tenant may have previously been notified in writing by the Landlord as the address at which the Landlord will accept service of notices provided that in the case of service by post service shall be deemed to have been effected 24 hours after posting (excluding any intervening Saturdays Sundays or bank or other public holiday)

8.5                                         Compensation

Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises is excluded from this Lease to the extent that the law allows

8.6                                         Disputes

Any dispute between the Tenant and any owner or occupier of adjacent or neighbouring property (other than the Landlord) as to any right or privilege or any party or other walls or as to the amount of any contribution towards the expenses of services used in common shall be decided by the Landlord or in such manner as the Landlord shall direct and such decision shall be binding on the parties to the dispute

9.                                                Exclusion of Landlord and Tenant Act 1954 ss.24 to 28

9.1.1                              The parties confirm that:

(a)                        the Landlord served a notice on the Tenant as required by section 38A (3)(a) of the 1954 Act applying to the tenancy created by this lease before this Lease was entered into

(b)                        who was duly authorised by the Tenant to do so made a statutory declaration dated 14 May 2013  in accordance with the requirements of section 38A(3)(b) of the 1954 Act; and

9.1.2                              The parties agree that the provisions of sections 24 to 28 of the 1954 Act are excluded in relation to the tenancy created by this Lease

10.                                         Invalidity

If at any time any one or more provisions of this Lease is or becomes invalid illegal or unenforceable in any respect under any law the validity legality and enforceability of the remaining provisions of this Lease shall not be in any way affected or impaired thereby

SCHEDULE 1

Description of the Premises

All those premises edged red on the plan annexed and being part of the Building including:

1.                                                all walls situated wholly within the Premises but not external load bearing or structural walls or supports

2.                                                the internal plaster decorative or other finishes of all external walls

3.                                                the floors and floor finishes but not any joists or beams supporting the floors

4.                                                the ceilings and the decorative finishes applied to the ceilings but not the beams or joists or other structural parts of the Building to which the ceilings are affixed provided always that where there are suspended ceilings the Premises include not only the whole of the suspended ceiling and their supporting grids but also the permanent ceilings above and the void between

5.                                                the inner halves severed medially of all internal non-structural walls dividing the Premises from any adjoining part of the Building

6.                                                the windows and window frames and the doors and door frames (including external doors) in and to the Premises and all glass in those windows and doors

SCHEDULE 2

Part 1

Rights granted to the Tenant (in common with the Landlord and those authorised by the Landlord)

1.                                                The right to pass on foot over and along any common or shared entrance halls passages corridors stairs landings and lifts in the Building in so far as necessary to gain access to the Premises but not further or otherwise

2.                                                The right to use the Common Parts as notified to the Tenant from time to time for all proper purposes in connection with the use and enjoyment of the Premises

3.                                                The right to the free passage and running of water soil gas electricity telecommunications and any other usual services to and from the Premises through the Service Media serving the Building

4.                                                Such rights of support and protection (whether lateral subjacent or otherwise) for the Premises as are now enjoyed from other parts of the Building

5.                                                Subject to spaces being available the right to use 3 parking spaces in the car park serving the Building as designated by the Landlord from time to time PROVIDED THAT the Tenant may park more cars in the car park on occasion with the prior consent of the Landlord which consent shall not be unreasonably withheld or delayed

6.                                                The right to pass with or without vehicles over the Landlord’s estate and car park for the purpose of gaining access to the parking spaces and buildings

7.                                                The right to keep an ethanol store in such part of the Common Parts as the Landlord reasonably designates from time to time

Part 2

Exceptions and reservations (in favour of the Landlord and the tenants and occupiers of other parts of the Building)

1.                                                The right at any time during the Term at all reasonable times upon prior reasonable notice (except in the case of emergency) to enter the Premises:

1.1                                         To enable the Landlord to carry out work or otherwise comply with the Landlord’s obligations under this Lease (whether or not the Tenant is liable to make a contribution)

1.2                                         To exercise any of the rights granted to the Landlord by this Lease

1.3                                         To inspect the state and condition of the Premises and the CO2 Plant or to take schedules or inventories of fixtures and other items to be yielded up on the expiry of the Term

1.4                                         To view the state and condition of and repair and maintain the Building or any adjoining or adjacent property of the Landlord

2.                                                The right to the free passage and running of water soil gas electricity telecommunications and any other usual services to and from any other parts of the

Building through the Service Media now or at any time during the Term in through or under the Premises

3.                                                The right to build rebuild or execute any other works upon any adjoining or adjacent property of the Landlord in such manner as the Landlord may think fit notwithstanding any interference or obstruction with the amenity of access to the Premises or the passage of light and air to the Premises

4.                                                The right to erect scaffolding for the purpose of repairing or cleaning the exterior of the Building notwithstanding that the scaffolding may temporarily interfere with the access to or enjoyment and use of the Premises

5.                                                All necessary rights of support and protection (whether lateral subjacent or otherwise) by or from the Premises for the remainder of the Building

SCHEDULE 3

The Services to be provided by the Landlord to the Tenant

1.                                                Definitions

The terms defined in this clause shall for the purposes of this Schedule 3 have the following meanings Terms used but not defined in this Schedule shall have the meanings ascribed to them in clause 1 of this Lease

Business Day: a day (other than a Saturday Sunday or public holiday) when banks in London are open for business

Cash: payment in cash by electronic bank transfer in pounds sterling for value on that date to the Landlord’s Account

Landlord’s Account: the bank account of the Landlord at National Westminster Bank plc, * * *  branch, with the sort code * * * and the account number * * *, or such other account as the Landlord shall notify to the Tenant from time to time

Permitted Use: means processing decarboxylated cannabis botanical raw material using liquid carbon dioxide to produce an intermediate botanical drug substance

Quantity: means a quantity of the relevant Utility equal to the quantity of such Utility used by the Landlord exclusively in connection with the provision to the Tenant of the Services

Service Media: all pipes drains sewers gutters watercourses wires cables ducts flues aerials cisterns tanks and all other conducting media and ancillary apparatus and all heating apparatus serving the Premises

Tenant’s Personnel: Only those employees, agents, representatives, advisers and contractors of the tenant or any other person under the Tenant’s control (such persons the Tenant’s Personnel) who the Landlord has authorised in writing, such authorisation not to be unreasonably delayed or withheld.

Tenant’s Registration: shall have the meaning ascribed to it in sub-clause 3.1 of this Schedule 3

Utility: mains steam mains water mains electricity and foul drainage

2.                                                Services

2.1                                         The Landlord will perform the following services

2.1.1                              provide a Quantity of steam and ensure that the boiler that produces the steam is properly serviced and maintained in accordance with the manufacturers guidance and/or best practice and should there be any failure in the provision of the steam to ensure that the boiler is repaired and/or replaced promptly.

2.1.2                              provide a Quantity of mains water (without any obligation to heat or to cool the same above or below the temperature at which it is supplied to the Landlord)

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.1.3                              provide a Quantity of mains electricity (without any obligation to step up or to step down the same or to transform or otherwise process the supply of mains electricity in any other way)

2.1.4                              subject to compliance by the Tenant with the terms of sub-clause 3.1 of this Schedule 3, provide access to mains sewerage services for the disposal of a Quantity of aqueous waste and provide access to the Landlord’s bins to allow the Tenant to dispose of general waste including paper and card; and

2.1.5                              provide and maintain the burglar and fire alarms system currently in place for the premises.

2.2                                         The Tenant hereby acknowledges and agrees that

2.2.1                              the Services shall be used by the Tenant exclusively in connection with the performance by the Tenant of the Permitted Use and

2.2.2                              the Tenant shall not make (nor endeavour to make) any alternative arrangements for the provision of the Services (or any similar or replacement services) without the express written consent of the Landlord

3.                                                Access to sewerage

3.1                                         The Tenant shall have registered with the Environment Agency as a producer of hazardous waste on or prior to the commencement date of this Lease (the Tenant’s Registration) The Tenant shall ensure that the Tenant’s Registration is maintained without interruption In circumstances where the Tenant’s Registration is terminated or suspended or otherwise suffers an interruption of any nature the Tenant shall immediately notify the Landlord in writing and shall cease the operation of the CO2 Plant forthwith

3.2                                         The Tenant hereby undertakes to the Landlord to comply with the terms of the Tenant’s Registration and to indemnify the Landlord and to keep the Landlord indemnified against any action award claim or other legal recourse complaint cost debt demand expense fine liability loss outgoing penalty or proceeding which the Landlord suffers or incurs in connection with the failure by the Tenant to comply with its obligations under sub-clause 3.1 of this Schedule 3 or the terms of the Tenant’s Registration

3.3                                         Nothing in this sub-clause 3 shall be construed as permitting the Landlord to terminate the Landlord’s Registration

4.                                                Force majeure

4.1                                         If any Force Majeure occurs in relation to the Landlord which affects or may affect the provision by the Landlord of the Services it shall forthwith notify the Tenant as to the nature and extent of the circumstances in question

4.2                                         The Landlord shall not be deemed to be in breach of this Lease or otherwise be liable to the Tenant, by reason of any failure in the provision of the Services to the extent that such failure is due to a Force Majeure which has been notified to the Tenant

4.3                                         If the provision of the Services is prevented by Force Majeure for a continuous period in excess of five Business Days the parties shall negotiate in good faith and use their best endeavours to agree upon such amendments to this Lease or such alternative arrangements as may be fair and reasonable with a view to alleviating the effects of the relevant Force Majeure

SIGNED as a deed by )
* * * LIMITED )
acting by a Director and its )
Secretary or two Directors )

Signature * * *	Director

Name
(capital letters)

Signature * * *	Secretary

Name
(capital letters)

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

SIGNED as a deed by )
G W PHARMA LIMITED )
acting by a Director and its )
Secretary or two Directors )

Signature s/Mr A D GEORGE	Director

Name ADAM GEORGE
(capital letters)

Signature s/CHRISTOPHER TOVEY	Director

Name CHRISTOPHER TOVET
(capital letters)